Exhibit 10.2
SEVERANCE AGREEMENT AND RELEASE
          David D. Muth (herein referred to as “Employee”) and Avalon Pharmaceuticals, Inc. (including its parent company and all past, present and future affiliates and subsidiaries, hereinafter collectively referred to as the “Company”) have reached the following Severance Agreement and Release (“the Agreement”), dated as of March 8 , 2008 (“the Effective Date”), providing for the termination of Employee’s employment by the Company, and for Employee to receive certain benefits from the Company.
1. TERMINATION
          Employee and the Company hereby mutually agree that Employee’s employment with the Company terminated effective February 20, 2008 (herein referred to as the “Termination Date”). All of Employee’s rights to benefits or other obligations from the Company shall cease as of the Termination Date, except as specifically provided herein, in his Employment Agreement dated September 12, 2006, as amended December 22, 2006 (see Exhibit A for a summary of the provisions of the amended Employment Agreement) or as otherwise provided under applicable law.
2. BENEFITS
     The Company will provide the following benefits to Employee:
a)	If Employee executes this agreement and does not revoke it, the Company will pay the Employee $72,800 (the “Consulting Fees”). The payment of the Consulting Fees shall commence after the expiration of the revocation period described in Section 9 herein, with three equal payments to be made over a three (3) month period. The Consulting Fees shall be paid in arrears as of Employee’s Termination Date. Employee understands that he will be an independent contractor and will be responsible for any and all state and federal taxes that he may owe on the Consulting Fees.

b)	If Employee executes this agreement and does not revoke it, the Company shall extend Employee reimbursement for continued health coverage pursuant to the federal law commonly referred to as COBRA at the level of coverage currently maintained from February 20, 2008 through February 20, 2009, which Employee acknowledges is an additional six months beyond the initial Severance Period (February 20, 2008 through August 20, 2008). Thereafter, Employee may be eligible to receive insurance continuance under COBRA at Employee’s own expense.

c)	If Employee executes this agreement and does not revoke it, the Company shall convert Employee’s vested and unexercised options to non-qualified options and extend the time during which Employee may exercise them until February 20, 2010.

3. NO OTHER BENEFITS
          The Employee acknowledges that he has been paid at his current base salary rate, and has received all benefits due to him through the Termination Date and all payments due him under this Agreement. Employee understands and agrees that Employee shall receive no further wage, vacation, severance, or other benefits from the Company after the Termination Date beyond those described in Section 2 hereof.
4. COMPLETE RELEASE
a)	In consideration for the benefits described herein, Employee, on behalf of himself and all of his agents, attorneys, heirs, executors, administrators, successors, assigns, and any other person or entity who could now or hereafter assert a claim in Employee’s name or on Employee’s behalf, hereby releases the Company, its parent, subsidiary and affiliated companies, and each of its or their predecessors, successors, assigns, employees, officers, directors, managers, shareholders, agents, customers, consultants, insurers, attorneys, and representatives, from any and all complaints, grievances, demands, damages, lawsuits, actions, and causes of action (collectively referred to as “claims”) that have arisen or may have arisen at any time up to and including the date and time of Employee’s execution of this Agreement, which Employee has or may have against any one or more of them for any reason whatsoever, whether in law or in equity, whether under federal, state, local or other law, whether known or unknown, whether accrued or unaccrued, whether the same be upon statutory claim, contract, tort or other basis, including any claims relating to any employment contract, compensation, benefits, leave of absence, emotional distress or defamation, any claims relating to any employment discrimination law, including without limitation the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, Executive Order 11246, the Rehabilitation Act of 1973, the Americans with Disabilities Act, Article 49B of the Maryland Code, all as amended, any claims relating to any other employment statute, regulation or ordinance, including but not limited to the Fair Labor Standards Act, the Family and Medical Leave Act, Employee Retirement Income Security Act of 1974, and the Maryland Wage Payment and Collections statute, all as amended, and/or claims relating to your employment or termination of employment, and any claim for costs or attorneys’ fees. Employee acknowledges that he is providing a general release.

b)	This release does not include, however, a release of Employee’s right, if any, to benefits under the Company’s 401(k) plan or a release of any of Employee’s rights to enforce the terms of this Agreement.

c)	Employee represents that he has not filed any complaint or claim of any kind against the Company or any other person or entity released in this Agreement with any federal, state or local agency, court or other body. Employee promises never to initiate or join in any administrative proceeding, lawsuit or any other legal or equitable proceeding of any kind asserting any claims that are released in Section 4(a) hereof, that have arisen or may have arisen at any time up to and including the date and time of Employee’s execution of this Agreement. Excluded from this covenant not to sue and the release in Section 4(a) above is any right or claim that cannot be waived by law, including but not limited to the right to file certain charges with, or participate in an investigation conducted by any government agency that expressly prohibits waiver relative to same. Employee is waiving, however, any right to monetary recovery, including but not limited to compensatory or punitive damages, attorneys’ fees or costs, or right to reinstatement should such an agency, or any group, pursue any claim on his behalf.

d)	Nothing in this Agreement shall be inferred to be an admission of any fault by the Company.
5. COVENANTS
          Employee agrees that, during the Severance Period, Employee will not (i) hire, or induce or influence or attempt to induce or influence, either directly or indirectly, any employee of the Company or its parent, subsidiary or affiliates, to leave its or their employ; or (ii) induce or attempt to induce, either directly or indirectly, any client, supplier or other business relation of the Company or its parent, subsidiary or affiliates to cease doing business with it or them, or in any way interfere with the relationship between any such client, supplier or business relation and the Company or its parent, subsidiary or affiliates.
     Employee agrees that Employee will not at any time disparage the Company or any of its affiliated entities, employees or representatives or make any derogatory statements, public or otherwise, concerning them. The Company agrees that it will not at any time disparage or make any derogatory statements, public or otherwise, concerning the Employee.
     Employee shall comply with the terms of Employee’s confidentiality agreement with the Company, which, among other things, prohibits Employee from using, or disclosing to others, any confidential business or technical information belonging to the Company. Employee agrees to keep this Agreement and the terms hereof strictly confidential and will not disclose such information to any person or entity other than members of Employee’s immediate family, Employee’s attorneys and Employee’s licensed tax advisor, all of whom will be informed of and be bound by this confidentiality provision.

     Employee agrees that he shall not re-apply or accept employment at any time for any position with the Company, its parent, and its current subsidiaries or affiliates. In the event that Employee is employed with a company that becomes a subsidiary or affiliate of the Company in the future, Employee’s continued employment with or at any future subsidiary or affiliate of the Company will be determined at that time.
6. CONSEQUENCES OF EMPLOYEE VIOLATION OF PROMISES
     All of the Company’s obligations hereunder beyond those otherwise required by law are specifically subject to Employee fulfilling completely each of the promises and requirements set forth herein. Employee’s failure to comply with each promise and requirement herein shall be cause for the immediate termination of any remaining financial benefits accorded Employee by the terms of this Agreement. If Employee files or joins in any claim in violation of the Employee’s promises in Section 4(c) hereof, Employee will pay for all costs incurred by the Company and others released in this Agreement, including reasonable attorneys’ fees, in defending against Employee’s claim. Employee and the Company agree that a breach of Employee’s obligations under Section 5 hereof will cause irreparable harm to the Company, and that, in the event of such a breach, the Company shall be entitled to obtain a decree specifically enforcing such covenants in any court of competent jurisdiction. In addition, the Company expressly reserves the right to exercise any other legal remedies to which it may be entitled.
          In the event that the restrictions set forth in Section 5 hereof are determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, the restrictions shall be interpreted to extend only over the maximum period of time or the maximum geographical area as to which they may be enforceable and to the maximum extent in all other respects as to which they may be enforceable, as determined by such court in such action.
7. PERIOD FOR REVIEW AND CONSIDERATION OF AGREEMENT
     Employee understands that Employee has 21 days to review and consider this Agreement before signing it, unless Employee voluntarily chooses to execute the Agreement before the end of the 21-day period. This offer is null and void if not signed by Employee within 21 days from the date first written above.
8. ENCOURAGEMENT TO CONSULT WITH ATTORNEY
     Employee is advised to consult with an attorney before signing this Agreement.
9. EMPLOYEE’S RIGHT TO REVOKE AGREEMENT
     Employee may revoke this Agreement within seven days of Employee’s signing it. Revocation can be made by delivering a written notice of revocation to the Company’s Senior Director of Human Resources at Avalon Pharmaceuticals, Inc., 20358 Seneca

Meadows Parkway, Germantown, MD 20876. For this revocation to be effective, such written notice must be received no later than the close of business on the seventh calendar day after Employee signs this Agreement. This Agreement will not become effective or enforceable until the end of that seven-day period.
10. APPLICABLE LAW/SEVERABILITY
     This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, excluding those laws which would direct the application of the laws of another jurisdiction. If any provision of this Agreement is found to be unenforceable or invalid, such unenforceability and invalidity shall not affect the remainder of this Agreement.
11. ENTIRE AGREEMENT
     This is the entire agreement between Employee and Company relating to the subject matter of this Agreement and supersedes all prior discussions, negotiations and agreements, with the sole exception of Employee’s obligations to the Company contained in the Confidentiality Agreement dated September 8, 2006, which shall continue in force notwithstanding anything else in this Agreement to the contrary. The Company has made no promises to Employee other than than those in this Agreement. The terms of this Agreement may not be modified except in writing signed by both Employee and by an authorized officer of the Company.
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EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS READ THIS
AGREEMENT, UNDERSTANDS IT, AND IS VOLUNTARILY ENTERING
INTO IT WITHOUT COERCION.
PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A
RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

EMPLOYEE:	COMPANY:

Avalon Pharmaceuticals, Inc.

By:

Print Name: David D. Muth	Print Name: Thomas G. David
Title: General Counsel & SVP Operations

Dated:	Dated:

Notarized:	Notarized:

Exhibit A
Benefits due per Employment Agreement

Benefit	Status
Lump sum severance payment equal to 6 months of base salary	Complete: paid in February 29, 2008 paycheck

Outplacement Services	Complete: Lee Hecht Harrison outplacement firm has made contact w. D.Muth. Executive services have been offered.

Reimbursement of COBRA for 6 months	In process: D. Muth must enroll in COBRA through Ceredian and send first request for reimbursement before this is fully complete. Avalon has begun the process in that Ceredian has been notified of the termination and will provide enrollment information. Muth has been advised about reimbursement process.

Immediate vest one half of any shares that have not vested as of the date of termination.	Complete: 40,000 vested as of February 20, 2008; 40,000 additional shares vested in accordance with the terms of the Employment Agreement, for a current total of 80,000 vested options.